FORM 3


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person
     Schepman, Ellen Dierberg
     1000 Taraval
     San Francisco California 94116


2.   Date of event Requiring Statement (Month/Day/Year) January 1, 1999

3. IRS or Social Security Number of Reporting Person (Voluntary)
     N/A

4. Issuer Name and Ticker or Trading Symbol

     First Banks America, Inc.

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

      X    Director                                   ___ 10% Owner
     ---
     ___   Officer (give title below)                 ___ Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
     N/A


7. Individual or Joint/Group

      X    Form filed by One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security
     N/A

2. Amount of Securities Beneficially Owned
     N/A


3. Ownership Form: Direct (D) or Indirect (I)
     N/A


4. Nature of Indirect Beneficial Ownership
     N/A

               Table II - Derivative Securities Beneficially Owned


1. Title of Derivative Security
     N/A

2. Date Exercisable and Expiration Date (Month/Day/Year)
     N/A

3. Title and Amount of Securities Underlying Derivative Security
     N/A

4. Conversion or Exercise Price of Derivative Security
     N/A

5. Ownership Form of Derivative Security: Direct (D) or
     N/A

6. Nature of Indirect Beneficial Ownership
     N/A

     Explanation of Responses:



/s/ Ellen Dierberg Schepman
-----------------------------
Signature of Reporting Person

Date: January 11, 1999